Exhibit 99.1

Press Release	O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	Giovanni Astolfi	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 674-6973	(441) 294-7290

XL Group Ltd Announces Intent to Voluntarily Delist Outstanding Debt Securities from NYSE

Hamilton, Bermuda - September 12, 2018 - XL Group Ltd (“XL” and together with its subsidiaries, the “Company”) today announced that, following the completion of its previously announced merger with Camelot Holdings Ltd., a wholly owned subsidiary of AXA S.A. (“AXA”) and the delisting of its common shares from the New York Stock Exchange (“NYSE”), it has notified the NYSE of its intention to voluntarily delist the following series of debt securities issued by XLIT Ltd., a wholly owned subsidiary of XL, and guaranteed by XL (collectively, the “XLIT Listed Notes”), as well as to deregister the XLIT Listed Notes from registration with the Securities and Exchange Commission (the “SEC”):

•	2.30% Senior Notes due 2018

•	5.75% Senior Notes due 2021

•	4.450% Subordinated Notes due 2025

•	5.25% Senior Notes due 2043

•	5.500% Subordinated Notes due 2045

•	Fixed to Floating Rate Subordinated Notes due 2047

The guarantees of the XLIT Listed Notes will also be withdrawn from registration with the SEC concurrent with the deregistration of the XLIT Listed Notes. The Company has not made arrangements for the listing and/or registration of the XLIT Listed Notes on another national securities exchange or quotation medium. These actions do not affect the terms of the XLIT Listed Notes and the guarantees.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “look” or similar statements of a future or forward-looking nature identify forward-looking statements. Factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” in XL’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018 and our other documents on file with the SEC. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

# # # # # # #